Tractor Supply Company
Performance Share Unit Agreement

This PERFORMANCE SHARE UNIT AGREEMENT (this “Agreement”) is made and entered into as of the ____ day of _________, 20__ (the “Grant Date”), between Tractor Supply Company, a Delaware corporation (together with its Subsidiaries and Affiliates, as applicable, the “Company”), and Greg Sandfort (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Company’s 2018 Omnibus Incentive Plan (the “Plan”).
WHEREAS, the Company has adopted the Plan, which permits the issuance of Performance Awards including an award that provides the right to receive Shares upon the satisfaction of performance objective or other conditions (a “Performance Share Unit”); and
WHEREAS, the Compensation Committee of the Board of Directors of the Company or a subcommittee thereof (or if no such committee is appointed, the Board of Directors of the Company) (each, the “Committee”) has determined that Grantee is entitled to an award of Performance Share Units under the Plan;
NOW, THEREFORE, the parties hereto agree as follows:
1.Grant of Performance Share Unit Award.
1.The Company hereby grants to the Grantee the award (“Award”) of Performance Share Units (“PSUs”) set forth above on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. A bookkeeping account will be maintained by the Company to keep track of the PSUs.
2.The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the PSUs shall vest in accordance with Section 2 hereof. Except as otherwise determined by the Committee, this Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee other than by will or the laws of descent and distribution. Any sale, assignment, transfer, pledge, hypothecation, loan or other disposition other than in accordance with this Section 1.2 shall be null and void.
2.Vesting and Payment.
1.General. Except as provided in Section 2.2, Section 2.3 or Section 2.4, the Award shall vest, if at all, 100% on the third anniversary of the Grant Date (the “Vesting Date”), but only if and to the extent: (x) the Company has achieved the performance targets over the period (the “Performance Period”) set forth on Exhibit A attached hereto, and (y) the Grantee has remained in service with the Company continuously until the Vesting Date. The number of PSUs that vest may be greater than or less than the Target Award, as more specifically set forth on Exhibit A.
2.Death; Disability; Retirement; Termination Without Cause or for Good Reason.
(a)Notwithstanding Section 2.1, in the event the Grantee’s employment with the Company terminates prior to the Vesting Date on account of Grantee’s death, Grantee (or the Grantee’s estate) shall become vested in the number of PSUs that would have vested had Grantee remained employed with the Company continuously until the Vesting Date; provided, that in the event Grantee’s death occurs prior to the Vesting Date, any PSUs that vest pursuant to this Section 2.2(a) shall not be settled until the Committee determines the number of PSUs that should vest based on the extent to which the performance targets will have been achieved in accordance with Exhibit A attached hereto.
(b)Notwithstanding Section 2.1, in the event the Grantee’s employment with the Company terminates prior to the Vesting Date on account of Grantee’s Permanent Disability, Grantee (or the Grantee’s legal representative) shall become vested in the number of PSUs that would have vested had Grantee remained employed with the Company continuously until the Vesting Date; provided, that in the event Grantee’s Permanent Disability occurs prior to the Vesting Date, any PSUs that vest pursuant to this Section 2.2(b) shall not be settled until the Committee determines the number of PSUs that should vest based on the extent to which the performance targets will have been achieved in accordance with Exhibit A attached hereto. For purposes of this Agreement, “Permanent Disability” shall have the meaning as set forth in any employment agreement between Grantee and the Company, or if there is no such employment agreement, as defined in the long-term disability plan of the Company.
(c)Notwithstanding Section 2.1, in the event the Grantee’s employment with the Company terminates prior to the Vesting Date on account of Grantee’s Retirement, Grantee shall become vested in the number of PSUs that would have vested had Grantee remained employed with the Company continuously until the Vesting Date; provided, that in the event Grantee’s Retirement occurs prior to the Vesting Date, any PSUs that vest pursuant to this Section 2.2(c) shall not be settled until the Committee determines the number of PSUs that will vest based on the extent to which the performance targets will have been achieved in accordance with Exhibit A attached hereto.
For purposes of this Agreement, Retirement shall have the meaning set forth in any employment agreement or other contractual agreement between the Grantee and the Company, or if there is no such agreement, “Retirement” shall mean Grantee’s resignation from active service with the Company after completing ten years of service with the Company.
(d)Notwithstanding Section 2.1, in the event the Grantee’s employment with the Company is terminated by the Company without Cause (as defined below) or by the Employee for Good Reason (as defined below) prior to the Vesting Date, Grantee shall immediately become vested in the number of PSUs that would have vested had Grantee remained employed with the Company continuously until the Vesting Date; provided, that in the event Grantee’s termination without Cause or for Good Reason occurs prior to the Vesting Date, any PSUs that vest pursuant to this Section 2.2(d) shall not be settled until the Committee determines the number of PSUs that should vest based on the extent to which the performance targets will have been achieved in accordance with Exhibit A attached hereto. For purposes of this Agreement, each of the terms “Cause” and “Good Reason” shall have the meanings as set forth in any employment agreement between Grantee and the Company, or if there is no such employment agreement, as defined in Section 2.4.
3.Termination of Employment. Except as provided in Section 2.2, Section 2.4 or as otherwise provided by the Committee, if the Grantee’s service as an employee of the Company terminates for any reason, the Grantee shall forfeit all rights with respect to all PSUs that are not vested on such date.
4.Change in Control. Upon the occurrence of a Change in Control,
(a)In the event the entity surviving the Change in Control (together with its Affiliates, the “Successor”) assumes the Award granted hereby, (1) any in process Performance Periods shall end upon the date immediately preceding the Change in Control, (2) the number of PSUs that shall be eligible to vest shall be the Target Award, if the Change in Control occurs prior to the end of the Performance Period, (3) any PSUs that are eligible to vest pursuant to (2) above shall vest on the Vesting Date, provided the Grantee remains employed with the Successor until the Vesting Date, and (4) notwithstanding Section 2.3 or the immediately preceding clause (3) of this paragraph, in the event the Grantee’s employment with the Successor is terminated without Cause by the Successor, or terminates for Good Reason by the Grantee or on account of Grantee’s death, Disability or Retirement prior to the Vesting Date, the number of PSUs otherwise eligible to vest pursuant to this paragraph shall immediately vest and be released to the Grantee (or Grantee’s estate or other legal representative) upon the Grantee’s termination of employment.
For purposes of this Agreement, the Grantee’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Grantee with Good Reason, if within six (6) months prior to a Change in Control where the Change in Control was under consideration at the time of the following applicable termination event (x) the Grantee’s employment is terminated by the Company without Cause or (y) the Grantee terminates his employment for Good Reason within six (6) months of the occurrence of the event which constitutes Good Reason, or if shorter, the end of the term of employment under any employment agreement between Grantee and the Company.
(b)In the event the Successor does not assume the Award granted hereby, a number of PSUs equal to the Target Award, if the Performance Period has not ended prior to the Change in Control, shall vest as of the effective date of the Change in Control and the appropriate number of Shares shall be released in accordance with Section 2.5.
(c)For purposes of this Agreement the following terms hall have the meaning set forth below:
(i)“Cause” means (A) Grantee’s failure or refusal to carry out the lawful directions of the Company, which are reasonably consistent with the responsibilities of the Grantee’s position, where such failure or refusal is not cured within thirty (30) days after notice to the Grantee; (B) a material act of dishonesty or disloyalty by Grantee related to the business of the Company; (C) Grantee’s conviction of a felony, a lesser crime against the Company, or any crime involving dishonest conduct; (D) Grantee’s habitual or repeated misuse or habitual or repeated performance of the Grantee’s duties under the influence of alcohol or controlled substances; (E) any incident materially compromising the Grantee’s reputation or ability to represent the Company with the public; (F) a material breach or violation of any of the Company’s policies, where such breach or violation is not cured within thirty (30) days after notice to the Grantee; or (G) any act or omission by the Grantee that substantially impairs the Company’s business, good will or reputation.
(ii)“Change in Control” means, the happening of one of the following:
(1)    Any one person or more than one person acting as a group (as defined in Section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons), ownership of the securities of the Company representing more than 35% of the total voting power of the Company’s then outstanding securities; provided, however, that no Change in Control shall be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or
(2)    During any twelve (12) month period during the Term, the majority of the individuals who at the beginning of such twelve (12) month period constitute the Board of Directors of the Company and any new director whose election to the Board of Directors of the Company or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (such individuals and any such new director being referred to as the “Incumbent Board”) are replaced; provided, however, that to the extent consistent with Section 409A of the Code, no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or
(3)    Consummation of a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the outstanding voting securities of the Company; or
(4)    A sale or other disposition of all or substantially all of the assets of the Company (other than in a transaction in which all or substantially all of the individuals and entities who were the Beneficial Owners (as defined in Rule 13d-3 under the Exchange Act) of outstanding voting securities of the Company immediately prior to such sale or other disposition beneficially own, directly or indirectly, substantially all of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the acquirer of such assets (either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such sale or other disposition), or the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(iii)“Good Reason” means (A) the assignment to the Grantee of any duties materially inconsistent with the Grantee’s status as a senior executive officer of the Company; (B) a substantial adverse alteration in the nature or status of the Grantee’s responsibilities; or (C) a material breach of any employment agreement between the Company and Grantee by the Company, in any case, that remains uncured by the Company for a period of sixty (60) days after written notice by the Grantee to the Board of Directors specifying such assignment, alteration or breach and specifically referencing this section of this Agreement.
5.Settlement. Grantee shall be entitled to settlement of the PSUs covered by this Agreement at the time that such PSUs vest pursuant to Section 2.1, Section 2.2 or Section 2.4, as applicable. Such settlement shall be made as promptly as practicable thereafter (but in no event after the thirtieth day following the date on which the PSUs vest), through the issuance to the Grantee (or to the executors or administrators of Grantee’s estate in the event of the Grantee’s death) of a stock certificate (or evidence such Shares have been registered in the name of the Grantee with the relevant stock agent) for a number of Shares equal to the number of such vested PSUs. Notwithstanding anything in this Agreement to the contrary, if Grantee’s employment terminates for Cause prior to the date on which Shares are delivered, Grantee shall forfeit all of the PSUs.
6.Withholding Obligations. Except as otherwise provided by the Committee, upon the settlement of any PSUs subject to this Award, the Company shall reduce the number of Shares that would otherwise be issued to the Grantee upon settlement of the Award by a number of Shares having an aggregate Fair Market Value on the date of such issuance equal to the payment to satisfy the withholding tax obligation of the Company with respect to which the Award is being settled, as determined by the Committee (but in no event greater than the maximum withholding rate applicable to wages of the Grantee).
3.Dividend Rights.
The Grantee shall not be entitled to any dividend equivalent rights in respect of the PSUs covered by this Award.
4.No Right to Continued Service.
Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right to continue service an officer or employee of the Company.

5.Adjustments.
The provisions of Section 4.2 of the Plan are hereby incorporated by reference, and the PSUs are subject to such provisions. Any determination made by the Committee or the Board pursuant to such provisions shall be made in accordance with the provisions of the Plan and shall be final and binding for all purposes of the Plan and this Agreement.
6.Administration Subject to Plan.
The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award.
7.Modification of Agreement.
Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee or any holder or beneficiary of the Award in more than a de minimis way shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.
8.Section 409A.
Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the PSUs to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations and this Agreement shall be interpreted consistently therewith. However, under certain circumstances, settlement of the PSUs may not so qualify, and in that case, the Committee shall administer the grant and settlement of such PSUs in strict compliance with Section 409A of the Code. Further, notwithstanding anything herein to the contrary, if at the time of a Grantee’s termination of employment with the Company and all Service Recipients, the Grantee is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Grantee) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Grantee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment. For purposes of this Agreement, a “termination of employment” shall have the same meaning as “separation from service” under Section 409A of the Code and Grantee shall be deemed to have remained employed so long as Grantee has not “separated from service” with the Company or Successor. Each payment of PSUs constitutes a “separate payment” for purposes of Section 409A of the Code.
Although the Company intends to administer this Performance Share Unit Agreement so that the Award will be exempt from, or will be interpreted and comply with, the requirements of Section 409A of the

Code, the Company does not warrant that the Award made under this Performance Share Unit Agreement will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to the Grantee for any tax, interest, or penalties that Grantee might owe as a result of the Award made under this Performance Share Unit Agreement.
9.Severability.
If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.
10.Governing Law.
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee without giving effect to the conflicts of law principles thereof, except to the extent that such laws are preempted by Federal law.
11.Successors in Interest.
This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.
12.Resolution of Disputes.
Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.
13.Notices.
Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary or its designee, and any notice to be given to the Grantee shall be addressed to him at the address (including an electronic address) then reflected in the Company’s books and records. By a notice given pursuant to this Section 13, either party may hereafter designate a different address for notices to be given to him. Any notice, which is required to be given to the Grantee, shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 13. Any notice shall have been deemed duly given when (i) delivered in person, (ii) delivered in an electronic form approved by the Company, (iii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or (iv) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with fees prepaid) in an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier.

IN WITNESS WHEREOF, the parties have caused this Performance Share Unit Agreement to be duly executed effective as of the day and year first above written.

Tractor Supply Company

By:____________________________

Grantee:

(electronically accepted)

Exhibit A
Tractor Supply Company
Performance Share Unit Award
Performance Targets

1.Target Award. The target number of PSUs for the Grantee is as set forth on the first page of the Award Agreement. For the avoidance of doubt, all percentages associated with the Award shall be of the Target Award.

2.Performance Period. The Performance Period for this Award shall begin on __________________ and end on __________________.

3.Performance Goal. The “Performance Goals” for this Award are based on (a) Total Revenue over the Performance Period, and (b) Diluted EPS over the Performance Period.

4.Definitions. For purposes of this Award,

“Diluted EPS” means the Company’s consolidated net income per share - diluted determined according to accounting principles generally accepted in the United States (“U.S. GAAP”) and reported on the Company’s Annual Report on Form 10-K for the applicable year. In determining the Company’s net income per share - diluted for purposes of this Award, the Committee may make any adjustments permitted by Section 11 of the Plan.

“Total Revenue” means the Company’s consolidated net sales determined according to U.S. GAAP and reported on the Company’s Annual Report on Form 10-K for the applicable year.  In determining the Company’s consolidated net sales for purposes of this Award, the Committee may make any adjustments permitted by Section 11 of the Plan.

5.Percentage of Performance Share Units Earned. Following the end of the Performance Period, the Committee will determine the extent to which Performance Share Units will have become eligible to vest and settle according to the following schedules:

(A)Diluted EPS Performance Units. Fifty percent of the number of Performance Share Units of the Target Award shall be subject to the Diluted EPS Performance Goal. The percentage of such Performance Share Units that may be earned and become vested with Diluted EPS performance is as follows:

Diluted EPS	Percentage of Diluted EPS Target Award Performance Units Earned
200%
100%
50%

(B)    Total Revenue Performance Units. Fifty percent of the number of Performance Share Units of the Target Award shall be subject to the Revenue EPS Performance Goal. The percentage of such Performance Share Units that may be earned and become vested with Revenue performance is as follows:

Total Revenue	Percentage of Total Revenue Target Award Performance Units Earned
200%
100%
50%

Vesting related to performance between the percentiles listed in (A) and (B) above will be determined by straight line interpolation.